                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 31st day of January, 1997, by and between PATHOLOGY LABORATORIES, Ltd., a Mississippi corporation ("PLL"), and LABORATORY SPECIALISTS OF AMERICA, INC., an Oklahoma corporation ("LSAI").

                                R E C I T A L S

     1. PLL and LSAI are each engaged in the providing of forensic drug testing services to corporate and institutional customers.

     2. LSAI desires to purchase from PLL and PLL desires to sell to LSAI certain assets of PLL, principally the forensic drug testing customer base of PLL and the assets related thereto, and in connection with such purchase the assumption of the operations by LSAI of the Greenville, South Carolina, office of PLL.

     3. PLL and LSAI desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated under this Agreement and to prescribe various conditions precedent to such transactions and payment and delivery of the consideration for purchase of the assets of PLL.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. Certain terms which are used primarily in individual sections of this Agreement are defined when used in such sections. Other terms used frequently throughout this Agreement are set forth below and have the following meanings:

CLOSING: The consummation of the transactions contemplated by Section 2.1 hereof.

CLOSING DATE: The date on which the Closing shall occur which shall be January 31, 1997, or such other date mutually agreed upon by the parties.

FIRST ANNIVERSARY PERIOD: The period beginning with the day following the Closing and ending twelve (12) months thereafter.

FORENSIC TESTING REVENUES: Determined in accordance with generally accepted accounting principles, the sum of (i) the gross revenue directly attributable to the PLL Assets during the First Anniversary Period, and (ii) the sales price (without regard to whether the proceeds of sale are received by LSAI during the First Anniversary Period) of any of the PLL Assets sold by LSAI during the First Anniversary Period. Gross revenue is defined as total revenues billed by PLL or LSAI during the First Anniversary Period less discounts and pass through billings. Pass through billings is defined as any charges billed to LSAI by third parties, other than PLL, which are then billed by LSAI to customers for
(1) the collection of specimens and (2) the Medical Review Officer charges for review of specimens.

LEGAL REQUIREMENTS: Any law, statute, ordinance, decree, final order, final judgment, rule or regulation of (including without limitation the terms of any license, certificate, franchise or permit issued by) the United States, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including without limitation, courts, departments, commissions, boards, bureaus or agencies.

LSAI:  Laboratory Specialists of America, Inc., an Oklahoma corporation.

PLL:  Pathology Laboratories, Ltd., a Mississippi corporation.

PLL ASSETS: The assets of PLL as defined in Section 2.1 hereof and as more specifically identified on Schedule 2.1.1, attached hereto.

MISSISSIPPI LAW:  The laws of the State of Mississippi.

     1.2 INTERPRETATION. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection and paragraph references in this Agreement are to articles, sections, subsections and paragraphs of this Agreement, unless otherwise specified. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Exhibit and all Schedules referred to herein are annexed hereto and incorporated herein by reference. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                                  ARTICLE II

                                ASSET PURCHASE

     2.1 PURCHASE AND SALE OF PLL ASSETS. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, PLL shall sell, assign, convey, set over, transfer and deliver to LSAI, and LSAI shall purchase, acquire and accept all right, title and interest of PLL in and to the forensic drug testing customer base (the "Customer Base"), all contracts and contract rights for the providing of drug testing services related thereto, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina office, as more specifically described in Schedule 2.1.1, hereto (the "PLL Assets"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, against receipt of the consideration paid and delivered by LSAI pursuant to Section 2.2 hereof. PLL has not received any written or verbal indication that any client a part of the Customer Base intents to cease doing business with or materially diminish the amount of business that it is now doing with PLL or after the Closing with LSAI.

     Except as provided below, following the Closing, PLL shall deliver to LSAI all records, files, instruments, correspondence and other documents possessed by PLL relating to the clients included in the Customer Base , including, without limitation, information concerning pricing, service requirements, sales billing, accounts receivable aging, information pertinent to the process of reporting test results to or invoicing any clients forming a part of the Customer Base, utilization and composite reports and all other data and information in the possessions of PLL related to the Customer Base and reasonably requested by LSAI. Notwithstanding the foregoing, PLL shall not be obligated to deliver to LSAI the following types of records and files: Test Requisitions, patient test reports, or laboratory testing data. Provided, however, that PLL shall, upon request, have reasonable and prompt access to any and all records, files, instruments, correspondence and other documents concerning any of the assets that have not been delivered, including, without limitation, records and files pertaining to any client or clients on which are a part of the Customer Base or to any patients of such clients. If requested, PLL shall provide to LSAI true and complete copies of such records, files correspondence, instruments and other documents. PLL shall retain for a period of time not less than the maximum applicable document retention requirement, all test request forms, patient test results, laboratory testing data, and other medical and patient data, information, records and specimens. PLL shall retain all other records, files, correspondence, instruments and other documents relating to the PLL Assets for a period of at least one year following the Closing. PLL's obligations herein to provide access to and copies of documents and to maintain records as required herein shall survive the Closing.

     Following the Closing, LSAI shall assume all operations of the South Carolina Office of PLL located at 4501 East North Street Extension, Greenville, South Carolina, including assumption of the lease associated with such office operations, as described in Schedule 2.1.3, hereto. Following the Closing , LSAI shall continue to utilize the net work courier services offered and provided by PLL in all areas of the United States, other than within the area serviced by the South Carolina office operations, upon terms of the Specimen Collection and Courier Services Agreement a copy of which is attached as Schedule 2.1.4, hereto. The parties agree to enter into an agreement for laboratory testing services effective the day following the Closing upon the terms and conditions of the Agreement for Laboratory Testing Services, a copy of which is attached as
Schedule 2.1.5, hereto.

     Following the closing, employment shall be offered to the current personnel of PLL listed on Schedule 2.1.2, hereto on terms and conditions agreed to by LSAI and such personnel. Persons listed on Schedule 2.1.2, hired by LSAI within three months after the Closing shall be credited with their seniority and levels of benefits under the benefit programs and employment policies of LSAI as they may be modified by LSAI from time to time. LSAI shall also reimburse the cost of COBRA health care coverage for the persons listed on Schedule 2.1.2, hired by LSAI for the first 90 day period of their employment by LSAI to such persons. LSAI shall not be responsible for any accrued payments or benefits pertaining to any such employee as a result of such employee's employment with PLL, including, without limitation, any accrued wages, sick or vacation pay. In the event that any such person elects not to become an employee of LSAI, then LSAI shall have no obligation to PLL with respect to such person and PLL shall indemnify LSAI against any liability on account of any termination of such person by PLL.

     LSAI hereby agrees to return to PLL all printers constituting a part of the PLL Assets and located in the facilities of the clients included in the Customer Base as these printers are removed from service and returned to LSAI by such clients. Such printers shall be returned within (30) days of receipt by LSAI to PLL's facility in Hattiesburg Mississippi.

     2.2 PURCHASE PRICE OF PLL ASSETS. In consideration for the PLL Assets to be sold, assigned, conveyed, transferred and delivered to LSAI pursuant to
Section 2.1 hereof, LSAI shall pay (i) at Closing of the Asset Purchase, One Million Six Hundred Thousand Dollars ($1,600,000.00) to PLL in immediately available funds and (ii) during the First Anniversary Period, pay an additional amount equal to the Forensic Testing Revenues during the First Anniversary Period less the One Million Six Hundred Thousand Dollars ($1,600,000.00), paid at closing, (the "Installment Purchase Price"). The Installment Purchase Price shall be paid in four installments, as follows:

          (i) the first installment shall be payable within 60 days following the end of the three-month period following the Closing of the Asset Purchase ("Three-Month Period") and shall be in an amount equal to seventy-five percent (75%) of Forensic Testing Revenues of the Three-Month Period in excess of Four Hundred Thousand Dollars ($400,000.00) (the "First Installment Payment");

          (ii) the second installment shall be payable within 60 days following the end of the six-month period following closing of the Asset Purchase ("Six-Month Period") and shall be in an amount equal to seventy-five percent (75%) of Forensic Testing Revenues of the Six-Month Period in excess of the aggregate sum of the First Installment payment and Eight Hundred Thousand Dollars ($800,000.00) (the "Second Installment Payment");

          (iii) the third installment shall be payable within 60 days following the end of the nine-month period following Closing of the Asset Purchase ("Nine-Month Period") and shall be in an amount equal to eighty-five (85%) of Forensic Testing Revenues of the Nine-Month Period in excess of the aggregate sum of the First Installment Payment, the Second Installment Payment, and One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Third Installment Payment"); and

          (iv) the fourth installment shall be payable within 60 days following the end of the First Anniversary Period and shall be in an amount equal to the amount of Forensic Testing Revenues of the First Anniversary Period in excess of the aggregate sum of the First Installment Payment, the Second Installment Payment, the Third

     Installment Payment, One million Six Hundred Thousand Dollars ($1,600,000.00); provided, however, that in the event the aggregate sum of the First Installment Payment, the Second Installment Payment, the Third Installment Payment and One Million Six Hundred Thousand Dollars ($1,600,000.00) exceed Forensic Testing Revenues of the First Anniversary Period, PLL shall repay to LSAI within 60 days following the end of the First Anniversary Period an amount equal to the excess of the aggregate sum of the First Installment Payment, the Second Installment Payment, the Third Installment Payment and One Million Six Hundred Thousand Dollars ($1,600,000.00) in excess of Forensic Testing Revenues of the First Anniversary Period.

     Forensic Testing Revenues shall be separately accounted for by LSAI on a customer basis so as to identify each customer and the revenues attributable to each customer in order to further determine the Forensic Testing Revenues that are attributable to the customers comprising in part the Customer Base of PLL purchased as a portion of the PLL Assets.

     Forensic Testing Revenues shall be reduced by the amount of any billing which is uncollectible as a result of the failure to assign, or to obtain the prior consent to any assignment by PLL of any agreement for drug testing services between PLL and clients in the Customer Base.

          2.3 CLOSING. Subject to the terms and conditions hereof, the Closing shall take place at the offices of Dunn, Swan, & Cunningham 2800 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma, or at such other place as the parties hereto shall agree.

          2.4 NO ASSUMPTION OF LIABILITIES. In connection with the purchase of the PLL Assets and consummation of the transactions contemplated under this Agreement, except with respect to the lease agreements described on Schedule
2.1.3 hereto, LSAI shall not nor shall any provision of this Agreement be construed to cause LSAI to, assume or become liable for any liability, obligation, performance, duty, debt, lien or any other claim of any kind or nature of PLL, and PLL hereby acknowledges that it shall remain liable for all of its liabilities, obligations, performances, duties, debts, liens or any other claim of any kind or nature which arise prior to the Closing, including without limitation the obligation of PLL to maintain any and all records and information required to be maintained and the continuing obligation to maintain all urine samples in a frozen state in accordance with the regulations of the Substance Abuse and Mental Health Services Administration ("SAMHSA").


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF LSAI

          LSAI hereby represents and warrants to PLL as follows:

          3.1 ORGANIZATION, GOOD STANDING, POWER, ETC. LSAI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as contemplated following the Closing. LSAI has furnished to PLL true, correct and complete copies of its Certificate of Incorporation and Bylaws, as amended and supplemented to the date hereof.

          3.2 AUTHORIZATION OF AGREEMENT. LSAI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by LSAI and the consummation by LSAI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LSAI. This Agreement has been duly executed and delivered by LSAI, and constitutes the legal, valid and binding obligation of LSAI, enforceable against LSAI in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.3 NO CONFLICTING AGREEMENTS. To the best of the knowledge of LSAI, neither the execution and delivery of this Agreement by LSAI nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of LSAI, as currently in effect; (b) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any governmental authority, other regulatory or self-regulatory body or association or arbitrator binding upon LSAI or any of its properties or assets; (c) result in a breach of or constitute a default under (or with notice or lapse of time or both result in a breach of or constitute a default under), or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which LSAI is a party or by which LSAI or any of its properties or assets is bound or affected, or (ii) any lease, license, tariff, contract or other agreement or instrument to which LSAI is a party or by which LSAI or any of its properties or assets is bound or affected; or (d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or assets now or hereafter owned by LSAI.

          3.4 CONSENTS AND APPROVALS. No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required by or with respect to LSAI in connection with the execution and delivery of this Agreement by LSAI or the consummation by LSAI of the transactions contemplated hereby.

          3.5 CONTRACTS. Other than this Agreement and the commitments contemplated herein, LSAI is not a party to any material agreements, contracts, guarantees and commitments pursuant to which LSAI or any of its properties or assets are or will be bound and which involve in each case aggregate future payments in an aggregate amount which is material.


                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF PLL

          PLL hereby represents and warrants to LSAI as follows:

          4.1 ORGANIZATION, GOOD STANDING, POWER, ETC. PLL is a corporation, duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. PLL is duly qualified to do business and is in good standing in the state of South Carolina.

          4.2 AUTHORIZATION OF AGREEMENT. PLL has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by PLL and the consummation by PLL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PLL. This Agreement has been duly executed and delivered by PLL, and constitutes the legal, valid and binding obligation of PLL, enforceable against PLL in accordance with the terms of this Agreement, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3 NO CONFLICTING AGREEMENTS. To the best of the knowledge of PLL, neither the execution and delivery of this Agreement by PLL, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of PLL, as currently in effect; (b) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any governmental authority, other regulatory or self-regulatory body or association or arbitrator binding upon PLL or any of its properties or assets; (c) result in a breach of or constitute a default under (or with notice or lapse of time or both result in a breach of or constitute a default under), or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which PLL is a party or by which PLL or any of the PLL Assets is bound or affected, or (ii) any lease, license, tariff, contract or other agreement or instrument to which PLL is a party or by which PLL or any of the PLL Assets is bound or affected; or (d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the PLL Assets.

          4.4 CONSENTS AND APPROVALS. Except as provided on Schedule 4.4.1, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required by or with respect to PLL in connection with the execution and delivery of this Agreement by PLL, or the consummation by PLL of the transactions contemplated hereby.

          4.5 FINANCIAL STATEMENTS. PLL has delivered to LSAI certain financial reports of its forensic drug testing operations and will deliver audited balance sheets and income statements of such forensic drug testing operations as of December 31, 1995, and December 31, 1996, in order to meet LSAI's SEC reporting requirements (the "PLL Financial Statements"). Each PLL Financial Statement (and the notes relating thereto) were or shall be prepared in accordance with generally accepted accounting principles consistently applied and fairly presents the financial condition of the forensic drug testing operations of PLL as of the date thereof and the related results of operations and cash flows of the forensic drug testing operations of PLL for and during the periods covered thereby.

          4.6 INDEBTEDNESS. PLL is not in default in any material respect under any note, mortgage, indenture, security agreement or other obligation or instrument for or relating to any borrowing effected by PLL, related to the PLL Assets and there has not occurred any event which, with or without the giving of notice or the lapse of time or both, would constitute such a default.

          4.7 TITLE TO THE PLL ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES. At the Closing PLL shall hold good and defensible title to the PLL Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever.

          4.8 LITIGATION. (i) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry ("proceeding") before any governmental authority or arbitrator, now pending or threatened against, relating to or affecting PLL and/or the PLL Assets or business of PLL or that questions the validity of this Agreement or affects the transactions contemplated herein, and there is no basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

               (ii) PLL has not been permanently or temporarily enjoined or prohibited by order, judgment or decree of any governmental authority or arbitrator from engaging in or continuing any conduct or practice in connection with the business engaged in by PLL or which would prevent or hinder the sale, assignment, conveyance, setting over, transfer and delivery of the PLL Assets by PLL to LSAI of all right, title and interest of PLL in and to the PLL Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, as contemplated hereunder.

               (iii) There is not in existence any order, judgment or decree of any governmental authority or arbitrator (other than general industry orders) enjoining or prohibiting PLL from taking, or requiring PLL to take, any action of any kind or to which PLL or any of the PLL Assets, are subject or bound.

               (iv) PLL is not in default in any respect under any Legal Requirement or any order, writ, injunction or decree of any governmental authority or arbitrator which would prevent or hinder the sale, assignment, conveyance, setting over, transfer and delivery of the PLL Assets by PLL to LSAI of all right, title and interest of PLL in and to the PLL Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, as contemplated hereunder.

          4.9 COMPLIANCE WITH LAWS. To the best of the knowledge of PLL, it is in compliance with all Legal Requirements applicable to any of its properties or assets including the PLL Assets and/or the ownership, operation or use thereof, and PLL has not received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets including the PLL Assets or to the operation of its business.

          4.10 COLLECTIVE BARGAINING AGREEMENT. Neither PLL nor the PLL employees described in schedule 2.1.2, are parties to or covered under any collective bargaining agreement or any written employment contract other than those set forth on Schedule 4.10, hereto. Further, PLL has provided to LSAI copies of all of its written employment policies and employee manuals.

          4.11 FULL DISCLOSURE. No representation, covenant or warranty by PLL contained in this Agreement and no written information or agreements furnished or to be furnished to LSAI by PLL pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to contain a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE V

                               COVENANTS OF PLL

          PLL covenants and agrees with LSAI that, at all times between the date hereof and the Closing, PLL will comply with all covenants and provisions of this Article V, except to the extent LSAI may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

          5.1 APPROVALS. PLL will (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and of third parties, required of it to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental authorities as LSAI or such authorities may reasonably request, and (iii) cooperate with LSAI in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities required of LSAI to consummate the transactions contemplated hereby.

          5.2 INVESTIGATION BY LSAI. PLL will provide LSAI, its counsel, accountants, and other representatives with reasonable access (at the sole cost, risk and expense of LSAI), upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, assets, properties, books and records of PLL as they pertain to forensic drug testing operations. PLL will furnish to LSAI and such other persons during such period all such other information and data concerning the business, operations and affairs of PLL pertaining to forensic drug testing operations or the transactions contemplated hereby as LSAI or any of such other persons reasonably may request. LSAI hereby agrees to indemnify and hold PLL harmless from all claims, losses or damages arising out of exercise of such information access rights pursuant to this Section 5.2.

          5.3 NO NEGOTIATIONS. Except as contemplated in this Agreement, PLL will not take (or permit any other person acting for or on behalf of PLL to take), directly or indirectly, any action to (i) seek or encourage any offer or proposal from any person to acquire any of the PLL Assets or any interest therein, (ii) merge, consolidate or combine, or permit any other person to merge, consolidate or combine, with PLL, (iii) liquidate, dissolve or reorganize PLL, (iv) acquire or transfer any of the PLL Assets or any interests therein, other than in the ordinary course of business; or (v) reach any agreement or understanding (regardless of whether such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution or reorganization.

          5.4 CONDUCT OF BUSINESS. PLL will conduct its business related to the PLL Assets only in the ordinary course and consistent with past practices. Without limiting the generality of the foregoing:

          (i) PLL will maintain its books and records related to the operation of the PLL Assets in the usual manner and consistent with past practices and customs, and will not permit a material change in any operational or financial reporting or accounting practice or policy of PLL or in any assumption underlying such a practice or policy.

          (ii) PLL will (A) prepare properly and file duly and timely all reports and all tax returns required to be filed with governmental authorities with respect to its business, operations or affairs, and (B) pay duly and fully all taxes indicated by such tax returns or otherwise levied or assessed upon it or any of its assets and properties, and withhold or collect and pay to the proper taxing authorities or reserve for such payment all taxes that it is required to so withhold or collect and pay, unless such Taxes are being contested in good faith.

          (iii) PLL (A) will not convey, encumber, mortgage, pledge or dispose of any portion of the PLL Assets, (B) will use its best efforts to conduct its business in the ordinary course in a prudent and diligent manner in accordance with industry standards,(C) will promptly notify LSAI in writing of the receipt of any written notice or written claim of default or breach by PLL or of any termination or cancellation, or written threat of termination or cancellation, of any contracts or agreements, including without limitation any contracts or agreement with PLL's customers comprising a part of the Customer Base, (D) will promptly notify LSAI in writing of the loss or suspension of any certification, which would have a material adverse effect upon PLL and its operations, including without limitation, loss or suspension of certification by the National Institute on Drug Abuse.

          5.5 NO DISTRIBUTIONS. PLL will not make any distributions of the PLL Assets, to its shareholders.

          5.6 NO DISPOSAL OF PLL ASSETS. Except as contemplated in this Agreement, PLL will not (a) dispose of or assign any of the PLL Assets or permit any of the PLL Assets to be subjected to any liens, or (b) sell any portion of the PLL Assets to any third party.

          5.7 CONTRACTS. PLL will not enter into any contract for the providing of drug testing services, except contracts entered into in the ordinary course of business consistent with past practices.

          5.8 NOTICE AND CURE. PLL will notify LSAI promptly in writing of, and contemporaneously will provide LSAI with true, complete and correct copies of, any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Closing, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of PLL being breached under this Agreement, or that renders or will render untrue any representation or warranty of PLL contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. PLL also will use all reasonable efforts to cure, at the earliest practicable date and before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by PLL in this Agreement.

          5.9 AGREEMENTS AND COVENANTS. PLL will not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this Article V.


                                  ARTICLE VI

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                OF THE PARTIES

          Notwithstanding any other provision of this Agreement, the obligation of PLL, on the one hand, and LSAI, on the other hand, to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any one of which may be waived by such entity:

          6.1 CONSENTS AND APPROVALS. All approvals of and consents by all governmental authorities and other persons, and all permits by and all filings with and submissions to all such governmental authorities and other persons as may be required for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made and reasonably satisfactory evidence thereof shall have been received and any waiting period, if applicable, shall have expired.

          6.2 CERTAIN ACTIONS. There shall not have been instituted and be continuing or threatened against LSAI, PLL or any of their respective directors or officers, any action, suit or proceeding by or before any governmental authority that would restrain, prohibit or invalidate, or result in the payment of substantial damages in respect of, any transaction contemplated by this Agreement.


                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF PLL

          Notwithstanding any other provision of this Agreement, the obligations of PLL to consummate the transactions contemplated hereby shall be subject to the fulfillment prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by PLL:

          7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of LSAI set forth in Article III above shall be true and correct as of the date of this Agreement and as of the Closing, with the same effect as though such representations had been made at and as of the Closing.

          7.2 PERFORMANCE OF COVENANTS, AGREEMENTS AND CONDITIONS. LSAI shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing.

          7.2 AUTHORIZATION OF AGREEMENT. PLL shall have received a certificate from the corporate secretary of LSAI certifying a copy of all corporate actions required for the execution and delivery of this Agreement and the performance of all of their obligation hereunder.


                                 ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF LSAI

          Notwithstanding any other provision of this Agreement, the obligations of LSAI to consummate the transactions contemplated hereunder shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by LSAI:

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article IV above shall be true and correct as of the date of this Agreement and as of the Closing, with the same effect as though such representations and warranties had been made at and as of the Closing.

          8.2 PERFORMANCE OF COVENANTS, AGREEMENTS AND CONDITIONS. PLL shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by PLL, at or prior to the Closing.

          8.3 OFFICERS' CERTIFICATES, ETC. LSAI shall have received a certificate, dated the date of the Closing and signed by the Chief Executive Officer or President of PLL to the effect set forth in Sections 8.1 and 8.2 above.

          8.4 OPINION OF COUNSEL FOR PLL. LSAI shall have received an opinion, dated the date of the Closing, of Phelps Dunbar, L.L.P., counsel for PLL, in form and substance satisfactory to LSAI covering the subjects set forth in Sections 4.1, 4.2, 4.7, and 4.9 hereof. In rendering such opinion, counsel may rely to the extent specified therein on certificates of representatives of PLL and public officials.

          8.5 NO ADVERSE CHANGE. No material adverse change shall have occurred in the business, prospects, operations, properties or financial condition of PLL operations of the Greenville, South Carolina office since December 31, 1996.

          8.6 CERTAIN ACTIONS. There shall not have been instituted and be continuing or threatened against LSAI, PLL, or any of their respective directors or officers, any action, suit or proceeding by or before any governmental authority that would prohibit LSAI's ownership of all of the PLL Assets.

          8.7 DUE DILIGENCE. LSAI shall have performed and completed its due diligence to verify, to its satisfaction, the existence of the Forensic Testing Revenue Base of PLL as represented.

                                  ARTICLE IX

                       PLL'S NON-COMPETITION AGREEMENTS

          9.1 PLL'S AGREEMENT NOT TO COMPETE. For a period of five years after the Closing Date, PLL agrees that it will not directly or indirectly: (i) engage or become interested in, whether as a partner, owner, stockholder (other than a less than 2% interest in a corporation having securities listed for trading on a national securities exchange), investor, lender, provider of services, whether alone or in association with others, any business that offers, forensic drug testing services ("Testing Services") to any client included in the Customer Base, including without limitation Testing Services referred by any physician associated with a client; (ii) induce or attempt to induce any client included in the Customer Base to reduce its use of the forensic services of LSAI.

          9.2 CONFIDENTIAL INFORMATION. PLL acknowledges that it has and may continue to have access to and the use of confidential materials and information and trade secrets concerning the PLL Assets (including without limitation the identity of and other information concerning clients included in the Customer
Base). PLL shall not use, for itself or others, or divulge or convey to any other, except as required to fulfill the obligations of this Agreement, any secret or confidential information, knowledge or data related to the PLL Assets or LSAI or to the clients or customers, or former clients or customers, of LSAI. Such information, knowledge or data includes, but is not limited to, secret or confidential matters not published or generally known in the industry, pricing information, service requirements, sales, profits, costs or market.

          9.3 REMEDIES. PLL acknowledges and agrees that the provisions of this Article IX are necessary to protect all of the PLL Assets being acquired by LSAI and in no way impose a significant hardship or prevents PLL from earning a livelihood. In the event that this Article IX or any other portion thereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum time period and range of activities as to which it may be enforceable. PLL recognizes and acknowledges that in the event of PLL's failure to comply with any of the covenants contained in this Article IX, it may be impossible to measure in money the damages to LSAI or its successor and that in the event of such a failure, LSAI or its successor may not have an adequate remedy at law. It is therefore agreed that LSAI or its successor, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief to enforce such covenants, and that if any action or proceeding is brought in equity to enforce the same, PLL will not urge as a defense, that there is an adequate remedy at law.

                                   ARTICLE X

                          TERMINATION AND AMENDMENTS

          10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing, as follows:

          (i)   by mutual consent of LSAI and PLL;

          (ii) by either LSAI or PLL in the event the Closing shall not have been consummated on or before February 28, 1997; or

          (iii) by either LSAI or PLL if there shall have been entered or rendered against LSAI, PLL, or any of their respective directors or officers in any action or proceeding referred to in Sections 6.2, or 8.6 hereof an injunction or a final judgment having one of the effects specified in such Sections.

          10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either LSAI or PLL, as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no obligation or liability on the part of LSAI, PLL or their respective officers, directors or shareholders, except as stated in Section 12.8 hereof; provided, however, that such limitation shall not apply in the event of a willful breach by LSAI or PLL of any of their respective material covenants contained herein in which case the non-breaching party shall be entitled to recover from the breaching party all out-of-pocket costs (including without limitation reasonable attorney fees' and expenses) which the non-breaching party has incurred in connection herewith.

          10.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                  ARTICLE XI

               SURVIVAL OF PROVISIONS; REMEDIES; INDEMNIFICATION

          11.1 SURVIVAL. The representations, warranties, covenants and agreements respectively made by LSAI and PLL in this Agreement, in the Schedules hereto, or on any certificate delivered pursuant to the provisions hereof shall not survive, other than those set forth in Sections 2.1, 4.9, 11.3, 12.2 , and
Article IX hereof, and shall terminate upon, the Closing, and neither LSAI nor PLL or any of their respective officers, directors or shareholders shall be under any liability whatsoever, with respect to such representation, warranty, covenant or agreement which does not survive the Closing. The representations, warranties, covenants and agreements set forth in Sections 2.1, 4.9, 11.3, 12.2, and Article IX hereof shall survive the Closing and consummation of the transactions contemplated hereby. The parties hereto acknowledge that the representations and warranties contained in this Agreement, other than those set forth in 2.1, 4.9, and Article IX hereof, are included solely for purposes of Articles VII and VIII hereof and are not intended to and shall not in any way give rise to any liability, claim, action or cause of action on the part of any party hereof on account of breach of any such representation or warranty. The parties hereto further acknowledge that they may, after the Closing, discover facts in addition to or different from those which they believed to be true at the Closing relating to the representations, warranties, covenants and agreements made by the other party to this Agreement. Notwithstanding the foregoing, except as otherwise specifically agreed to in writing by the parties hereto, each of the parties hereto hereby releases the other party at and effective as of the Closing from any and all claims, liabilities, actions, and causes of action, of whatever nature, kind or description known or unknown, direct or indirect, fixed or contingent, in law or equity, arising under or relating to any representations, warranties, covenants or agreements made by the other paer than those set forth in Sections 2.1, 4.9, 11.3, 12.2, and Article IX hereof).

          11.2 AVAILABLE REMEDIES. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing.

          11.3 INDEMNITY. (i) PLL, in addition to the remedies accorded the parties in Section 11.2 hereof, agrees to indemnify and hold LSAI harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees, arising from or relating to a breach by PLL of the representations and warranties set forth in Article IV, hereof.

          (ii)  LSAI, in addition to the remedies accorded the parties in
Section 11.2 hereof, agrees to indemnify and hold PLL harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees arising from or relating to a breach by LSAI of the representations and warranties set froth in Article III, hereof.


                                  ARTICLE XII

                                 MISCELLANEOUS

          12.1 EXPENSES. LSAI will pay its own costs and expenses, and PLL will pay own costs and expenses, incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation fees and expenses of counsel, irrespective of when incurred and regardless of whether this transaction is consummated.

          12.2 FINDER'S FEE'S. Each of LSAI , on the one hand, and PLL, on the other, represent to the other that no finder's or fee or commission will be owed to any party in connection with the transactions contemplated herein, other than the broker's fee or commission payable to Christopher Jahnle and /or Haverford Health Care Advisors, which shall be paid by PLL.

          12.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered personally, or on the next day after being sent by facsimile transmission or a nationally recognized overnight delivery service, or on the third (3rd) day after being sent by registered or certified mail (return receipt requested), postage prepaid to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

          If to LSAI:
                  Laboratory Specialists of America, Inc.
                  101 Park Avenue, Suite 810
                  Oklahoma City, Oklahoma  73102
                  Attention:  John Simonelli
                  Facsimile:  (405) 949-1787

               With a copy to:
                              Michael E. Dunn, Esq.
                              Dunn, Swan, & Cunningham
                              2800 First Oklahoma Tower
                              Oklahoma City, Oklahoma  73102-5604
                              Facsimile:  (405) 235-9605

          If to PLL:
                  Pathology Laboratories, Ltd.
                  4200 Mamie Street
                  Hattiesburg, Mississippi 39402
                  Attention:  Dr. Thomas G. Puckett
                  Facsimile:  (601) 261-1226

               With copies to:
                              C. Delbert Hosemann, Jr.
                              Phelps Dunbar, L.L.P.
                              Suite 500, Mtel Centre
                              200 S. Lamar Street
                              P.O. Box 23066
                              Jackson, Mississippi 39225-3066
                              Facsimile:  (601) 360-9777

          12.4 ENTIRE AGREEMENT. This Agreement (including the Exhibit and Schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

          12.5 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder or by reason hereof shall be assignable by any of the parties to this Agreement without the prior written consent of the others. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of the parties hereto or such successors or assigns and for the benefit of no other person.

          12.6 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by LSAI, if it is entitled to the benefits thereof, or by PLL, if it is entitled to the benefits thereof. No such waiver shall, unless explicitly stated, be a continuing waiver. No failure to exercise or delay in exercising any right hereunder shall constitute a waiver thereof.

          12.7 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and to be performed within that State.

          12.8 CONFIDENTIALITY. Prior to the consummation of the transactions contemplated herein, PLL and LSAI shall each keep confidential, and not disclose to any third party, information it may obtain hereunder about the other; provided, however, that this restriction shall not apply to information which
(a) is now in or may hereafter enter the public domain without breach of this covenant, (b) was already in the possession of PLL or LSAI, as the case may be, prior to receipt from the other, (c) is lawfully received by PLL or LSAI, as the case may be, from an unrelated third party after receipt of the same from the other, (d) PLL or LSAI, as the case may be, is required by law to disclose, or
(e) PLL or LSAI, as the case may be, discloses to independent consultants or financial institutions, provided there are restrictions prohibiting further dissemination of such information by any such consultant or financial institution. If the transactions contemplated herein are not consummated, each of PLL and LSAI shall return to the other all data obtained hereunder.

          12.9 PUBLICITY. All press releases and other publicity concerning the transactions contemplated herein shall be jointly planned and coordinated by and between PLL and LSAI. Neither party shall act unilaterally in this regard without the prior written approval of the other, except to the extent required by law.

          12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

          IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their duly authorized representatives as of the date first written above.



"LSAI"                                  LABORATORY SPECIALISTS OF
                                        AMERICA, INC.

                                        By: /s/ JOHN SIMONELLI
                                           -------------------------------------
                                           John Simonelli
                                           Chief Executive Officer


"PLL"                                   PATHOLOGY LABORATORIES, Ltd.

                                        By: /s/ THOMAS G. PUCKETT
                                           -------------------------------------
                                           Dr. Thomas G. Puckett
                                           Chief Executive Officer

                          LIST OF SCHEDULES (Omitted)


Schedule 2.1.1 Description of PLL Forensic Drug Testing Customer List and assets owned and used by PLL in connection with the Greenville, South Carolina office of PLL.
Schedule 2.1.2      List of Employees to be hired by LSAI.
Schedule 2.1.3      Description of Leases to be Assumed.
Schedule 2.1.4      Specimen Collection and Courier Service Agreement.
Schedule 2.1.5      Agreement for Laboratory Testing Services.
Schedule 4.4.1      List of required consents or releases needed by PLL.